Entrada Therapeutics Reports Second Quarter 2026 Financial Results

-- Company to report ELEVATE-44-201 data from Cohort 1 open-label period by year-end 2026 --

-- ELEVATE-44-201 Cohort 2 enrollment complete with data expected in Q1 2027 --

-- Company to report ELEVATE-45-201 Cohort 1 data in October 2026 --

-- ELEVATE-45-201 Cohort 2 dosing ongoing at the increased dose of 10 mg/kg with data expected in H1 2027 --

-- Vertex to report VX-670 Phase 1/2 data in people living with DM1 in H2 2026 --

BOSTON, August 5, 2026 (GLOBE NEWSWIRE) -- Entrada Therapeutics, Inc. (Nasdaq: TRDA) today reported financial results for the second quarter ended June 30, 2026, and highlighted recent business updates.

“With multiple data readouts ahead in 2026, we are well positioned to deliver on important clinical milestones and further demonstrate the potential of our DMD franchise," said Dipal Doshi, Chief Executive Officer of Entrada Therapeutics. "We are entering a catalyst-rich period with several near-term clinical data readouts including ELEVATE-45-201 Cohort 1 in October 2026, ELEVATE-44-201 Cohort 1 open-label period by year-end 2026 and ELEVATE-44-201 Cohort 2 data in the first quarter of 2027. These data are expected to further characterize the safety, tolerability and emerging functional profile of ENTR-601-44 and ENTR-601-45. Together, with the continued progress of VX-670 through our collaboration with Vertex on DM1, these milestones have the potential to further strengthen the clinical and strategic value of our pipeline as we work to bring transformative new treatment options to people living with serious neuromuscular diseases.”

Recent Corporate Highlights

Clinical-Stage Development Pipeline: Entrada continues to advance multiple clinical programs in people living with Duchenne muscular dystrophy (DMD) in the U.K., EU and U.S., complementing the ongoing clinical progress of its myotonic dystrophy type 1 (DM1) partnership (VX-670) with Vertex.

•ELEVATE-44-201: Enrollment complete for Cohort 2 of the global Phase 1/2 multiple ascending dose (MAD) portion of the clinical study of ENTR-601-44 in ambulatory participants living with DMD who are amenable to exon 44 skipping. Previously announced data from Cohort 1 achieved the primary objective of favorable safety and tolerability, with no discontinuations and no serious adverse events. Cohort 1 data also demonstrated early functional benefits in Time to Rise (TTR) and Time to Rise velocity versus placebo. A Long-Term Extension (LTE) platform study protocol (ENTR-DMD-202) was accepted by U.K and European authorities. ENTR-DMD-202 will enable study participants continued access to ENTR-601-44 and provide for the collection of longer-term safety and efficacy data, including functional measures. The Company is on track to report data from the Cohort 1 (6 mg/kg) open-label period of the study by year-end

2026. The open-label period of the study will assess longer-term safety, continued changes in TTR and other functional measures that are normally assessed in DMD clinical studies. Additional data from Cohort 2 MAD (12 mg/kg) is expected in the first quarter of 2027 and data from Cohort 3 (up to 18 mg/kg) will follow, if needed.
•ELEVATE-44-102: Based on a review of safety, pharmacokinetic and pharmacodynamic data from Cohort 1 of the ELEVATE-44-201 study in the U.K. and EU, the Company plans to re-engage with the FDA to discuss increasing the planned starting dose in this clinical study. The Company will provide an update on clinical study design and timing following interactions with the FDA.
•ELEVATE-45-201: The Company has completed enrollment and dosing of Cohort 1 of the global Phase 1/2 MAD clinical study of ENTR-601-45 in ambulatory participants living with DMD who are amenable to exon 45 skipping. An independent Data Monitoring Committee (DMC) reviewed all available safety and PK data from the eight participants enrolled in Cohort 1 and recommended initiation of Cohort 2 at the increased dose of 10 mg/kg without any protocol modification. All participants from Cohort 1 have transitioned into the open-label, Phase 2 portion of the study. Cohort 2 dosing at 10 mg/kg is ongoing. The Company expects to report data from the Cohort 1 MAD (5 mg/kg) in October 2026, data from the Cohort 2 MAD (10 mg/kg) in the first half of 2027, and data from Cohort 3 (up to 15 mg/kg) will follow, if needed.
•ELEVATE-50-201: The Company received regulatory authorization from the U.K.’s Medicines and Healthcare Products Regulatory Agency (MHRA) and Research Ethics Committee to initiate a Phase 1/2 MAD clinical study of ENTR-601-50 in ambulatory participants living with DMD who are amenable to exon 50 skipping. The Company expects to submit additional global regulatory applications following a review of data from the ongoing studies of its lead programs.
•ENTR-601-51: The Company has completed Clinical Trial Authorization (CTA)-enabling studies for people living with DMD who are amenable to exon 51 skipping, which is the largest sub-population of exon-skipping amenable patients. The Company expects to submit global regulatory applications following a review of data from the ongoing studies of its lead programs.
•VX-670: Vertex has completed enrollment and continues dosing in the MAD portion of the GALILEO global Phase 1/2 clinical trial of VX-670 in people with DM1. The study is assessing safety and preliminary efficacy, including change from baseline in the splicing index and other endpoints evaluating muscle function and strength. Vertex is on track to complete dosing and report results in the second half of 2026.

Expanding Preclinical Pipeline: The Company has generated compelling preclinical data from programs focused on ocular and metabolic diseases. The pipeline includes the advancement of two novel oligonucleotide-based programs for the potential treatment of inherited retinal diseases, where there exists high unmet need. The Company announced its first ocular candidate, ENTR-801, for the potential treatment of Usher syndrome type 2A (USH2A) and plans to announce a second clinical candidate in ocular disease in the second half of 2026. The Company will provide additional details on its clinical development strategy at that time.

Upcoming Investor Conferences

•Cantor Global Healthcare Conference, New York, NY on September 9, 2026

Second Quarter 2026 Financial Results

Cash Position: Cash, cash equivalents and marketable securities were $223.0 million as of June 30, 2026, compared to $295.7 million as of December 31, 2025. The decrease was primarily driven by cash used to fund operations. Based on current operating plans, the Company believes that its cash, cash equivalents and marketable securities as of June 30, 2026 will be sufficient to fund its operations into the third quarter of 2027.

Collaboration Revenue: Collaboration revenue was $0.9 million for the second quarter of 2026, compared to $2.0 million for the same period in 2025.

Research & Development (R&D) Expenses: R&D expenses were $35.4 million for the second quarter of 2026, compared to $37.9 million for the same period in 2025. The decrease was primarily driven by lower personnel and facility costs, partially offset by additional expenses incurred related to the Company’s DMD programs.

General & Administrative (G&A) Expenses: G&A expenses were $10.5 million for the second quarter of 2026, compared to $10.9 million for the same period in 2025. The decrease was primarily driven by lower professional services costs.

Net Loss: Net loss was $42.8 million for the second quarter of 2026, compared to $43.1 million for the same period in 2025.

Patients and Their Care Partners
Patients and their care partners are a critical part of our community, and we are committed to keeping them informed and connected. To receive community updates in real time and read today’s quarterly update, please visit Community Updates on our corporate website.

About Entrada Therapeutics
Entrada Therapeutics is a clinical-stage biopharmaceutical company aiming to transform the lives of patients by establishing a new class of genetic medicines that engage intracellular targets that have long been considered inaccessible. Through proprietary, versatile and modular approaches, Entrada is advancing a robust development portfolio of genetic medicines for the potential treatment of neuromuscular and inherited retinal diseases, among others. The Company’s lead oligonucleotide programs are in development for the potential treatment of people living with Duchenne muscular dystrophy who are exon 44, 45, 50 and 51 skipping amenable. Entrada has partnered to develop a clinical-stage program, VX-670, for myotonic dystrophy type 1.

For more information about Entrada, please visit our website, www.entradatx.com, and follow us on LinkedIn.

Forward-Looking Statements
This press release contains express and implied forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Entrada’s strategy, future operations, prospects and plans, objectives of management, the validation and differentiation of Entrada’s approach and EEV platform and its ability to provide a potential treatment for patients, the timing and achievement of anticipated clinical, regulatory and development milestones, expectations regarding Entrada’s Phase 1/2 MAD clinical study of ENTR-601-44, including the potential of the open-label period of the study to assess longer-term safety and additional functional measures, the potential of the LTE study and its ability to enable continued access to ENTR-601-44 for study participants and provide for the collection of longer-term safety and efficacy data, including functional measures, the timing of data from the Cohort 1 open-label period by year-end 2026 and Cohort 2 in the first quarter of 2027 with data from Cohort 3 to follow, if needed, expectations regarding the initiation of the planned ELEVATE-44-102 study in the U.S., including Entrada’s plans to re-engage with the FDA to discuss increasing the planned starting dose for the study and to provide an update on the clinical study design and timing following such planned interactions, the ability to recruit for and complete the global Phase 1/2 clinical studies of ENTR-601-44, ENTR-601-45, ENTR-601-50 and ENTR-601-51, the potential therapeutic benefits of Entrada’s EEV product candidates, including the potential for ENTR-601-44 to be a transformative treatment option, expectations regarding Entrada's Phase 1/2 MAD clinical study of ENTR-601-45, including the timing of data from Cohort 1 in October 2026 and Cohort 2 in the first half of 2027, with Cohort 3 to follow, if needed, expectations regarding regulatory filings and authorizations and the timing of initiation of the planned clinical studies of ENTR-601-50 and ENTR-601-51, including Entrada’s evaluation of the optimal timing for initiating such studies, the ability to advance therapeutic candidates in indications beyond neuromuscular disease, including but not limited to ocular disease, expectations regarding the timing of announcement of a second clinical candidate for ocular disease and Entrada’s clinical development strategy therefore in the second half of 2026, and the continued development and advancement of ENTR-601-44, ENTR-601-45, ENTR-601-50, and ENTR-601-51 for the treatment of DMD and ENTR-801 for the potential treatment of Usher syndrome type 2A and the partnered product candidate VX-670 for the potential treatment of DM1, expectations regarding the progress and success of Entrada’s collaboration with Vertex, including the timing of Vertex completing dosing and reporting results from the MAD portion of the global Phase 1/2 study of the VX-670 program in the second half of 2026, the ability to continue to expand and develop additional therapeutic programs and modalities, including further exon skipping programs, and the sufficiency of its cash resources for at least twelve months from the date of issuance of the condensed consolidated financial statements for the six months ended June 30, 2026, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” or “would,” or the negative of these terms, or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Entrada may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the conduct of research activities and the initiation and completion of preclinical studies and clinical studies; uncertainties as to the availability and timing of results from preclinical and clinical studies; the timing of and Entrada’s ability to submit and obtain regulatory clearance and initiate clinical studies; whether results from preclinical studies or clinical studies will be predictive of the results of later preclinical studies and clinical studies; whether Entrada’s cash resources will be sufficient to fund the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; as well as the risks and uncertainties identified in Entrada’s filings with the Securities and Exchange Commission (SEC), including the Company’s most recent Form 10-K and in subsequent filings Entrada may make with the SEC. In addition, the forward-looking statements included in this press release represent Entrada’s views as of the date of this press release. Entrada anticipates that subsequent events and developments will cause its views to change. However, while Entrada may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Entrada’s views as of any date subsequent to the date of this press release.

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Collaboration revenue	$898	$1,950	$1,773	$22,508
Operating expenses:
Research and development	35,369	37,877	68,423	69,951
General and administrative	10,492	10,922	20,616	21,196
Total operating expenses	45,861	48,799	89,039	91,147
Loss from operations	(44,963)	(46,849)	(87,266)	(68,639)
Other income:
Interest and other income	2,235	3,924	4,859	8,365
Total other income	2,235	3,924	4,859	8,365
Loss before provision for income taxes	(42,728)	(42,925)	(82,407)	(60,274)
Provision for income taxes	35	178	73	178
Net loss	$(42,763)	$(43,103)	$(82,480)	$(60,452)
Net loss per share, basic and diluted	$(1.01)	$(1.04)	$(1.96)	$(1.47)
Weighted-average common shares outstanding, basic and diluted	42,221,665	41,338,752	42,030,035	41,206,974

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Balance Sheet Data (Unaudited)
(In thousands)

	June 30,	December 31,
	2026	2025
Cash, cash equivalents and marketable securities	$223,005	$295,698
Total assets	$298,877	$377,378
Total liabilities	$65,466	$71,245
Total stockholders’ equity	$233,411	$306,133

Investor Contact
Doug Snow
Head of Investor Relations
dsnow@entradatx.com

Patient Advocacy Contact
Sarah Friedhoff
Head of Patient Advocacy
patientadvocacy@entradatx.com

Media Contact
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CTD Comms, LLC
megan@ctdcomms.com